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                                                                  EXHIBIT (k)(1)

[The American Franklin Life Insurance Company Letterhead]
#1 Franklin Square                                 Stephen P. Horvat, Jr.
Springfield, IL 62713-0001                         Senior Vice President
217-528-2011                                       General Counsel and Secretary




                                             March 22, 1989

The American Franklin Life Insurance Company
Franklin Square
Springfield, Illinois 62713

Gentlemen:

As Senior Vice President, General Counsel and Secretary of The American Franklin Life Insurance Company ("American Franklin"), I have supervised the corporate proceedings relating to the creation of Separate Account VUL of The American Franklin Life Insurance Company ("Separate Account VUL") and the proposed issuance in connection therewith of American Franklin's individual flexible premium variable life insurance policies (the "Policies"). I have also participated in the preparation of the Registration Statement on Form S-6 (the "Registration Statement") of Separate Account VUL filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers an indefinite number of units of interest in Separate Account VUL. In addition, I have examined such other documents and such questions of law as in my judgment are necessary or appropriate for purposes of this opinion. Based on the foregoing, it is my opinion that:

         1. American Franklin is a stock life insurance corporation duly organized and validly existing under the laws of the State of Illinois and is duly authorized under such laws to issue and sell life, accident and health insurance and annuity contracts.

         2.    Separate Account VUL is a separate account of American
               Franklin duly created and validly existing pursuant to the laws of the State of Illinois, under which income, gains and losses of Separate Account VUL will be credited to or charged against the assets held in Separate Account VUL without regard to income, gains or losses arising out of any other business American Franklin may conduct.

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The American Franklin Life Insurance Company
March 22, 1989
Page Two

         3. The issuance and sale of the Policies have been duly authorized by American Franklin. When issued and sold in the manner stated in the Prospectus forming a part of the Registration Statement, the Policies will be legal and binding obligations of American Franklin in accordance with their terms, except that administrative approval, qualification or registration must be obtained, or the form of the policies must be approved administratively, by or with regulatory authorities prior to the issuance of the Policies in certain jurisdictions. American Franklin intends to obtain all necessary administrative approvals, qualification or registrations by or with regulatory authorities deemed by the undersigned to be required by any jurisdiction prior to the offering or sale of the Policies in that jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                      Very truly yours,


                                      /s/  Stephen P. Horvat, Jr.
                                      ------------------------------------
                                      Stephen P. Horvat, Jr.
                                      Senior Vice President, General
                                      Counsel and Secretary